Exhibit 99.1
ABERCROMBIE & FITCH REPORTS
SEPTEMBER SALES RESULTS
New Albany, Ohio, October 9: Abercrombie & Fitch (NYSE: ANF) today reported net sales of $275.4 million for the five-week period ended October 4, 2008, a 7% decrease from net sales of $297.4 million for the five-week period ended October 6, 2007. September comparable store sales decreased 14%. Total Company direct-to-consumer net sales decreased 5% to $20.9 million for the five-week period ended October 4, 2008, compared to the five-week period ended October 6, 2007.
Year-to-date, the Company reported a net sales increase of 3% to $2.327 billion from $2.270 billion last year. Comparable store sales decreased 6% for the year-to-date period. Year-to-date, the Company reported that direct-to-consumer net sales increased 20% to $158.2 million.
September 2008 Developments
•	Total Company net sales decreased 7%

•	Total Company direct-to-consumer net sales decreased 5%

•	Total Company comparable store sales decreased 14%

•	Abercrombie & Fitch comparable store sales decreased 7%

•	abercrombie comparable store sales decreased 20%

•	Hollister Co. comparable store sales decreased 20%

•	RUEHL comparable store sales decreased 24%
Mike Jeffries, Chief Executive Officer and Chairman of the Board of Abercrombie & Fitch Co., said:
“During this time of extraordinary macroeconomic distress, it is important for us to manage the business with a seasoned and disciplined approach that will protect our brands for the long term and better position them for an eventual turnaround in consumer spending. We will continue our planned investment in international growth opportunities and avoid promotional pricing. The strength of our brands, together with management’s control over all aspects of the Company’s business, should enable us to emerge from these difficult times stronger than ever.”
Absent notable improvement in the macroeconomic environment and a return of consumer confidence, the Company expects the current trend to persist through the fourth quarter. In that event, net income per diluted share for the third quarter would be in the range of $0.74 to $0.76 and net income per diluted share for the second half of fiscal 2008 would fall appreciably below the Company’s most recent guidance.

The Company will report October sales results on Thursday, November 6, 2008 and third quarter earnings on Friday, November 14, 2008. At that time, the Company will update guidance for the second half of fiscal 2008.
The Company operated 351 Abercrombie & Fitch stores, 209 abercrombie stores, 492 Hollister Co. stores, 25 RUEHL stores and 10 Gilly Hicks stores in the United States at the end of fiscal September. The Company operates three Abercrombie & Fitch stores, one abercrombie store, three Hollister Co. stores in Canada, and one Abercrombie & Fitch store in London, England. The Company operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, and www.hollisterco.com and www.RUEHL.com.
To hear the Abercrombie & Fitch pre-recorded September sales message, please dial (800) 395-0662, or internationally, dial (402) 220-1262.
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For further information, call:	Investor Inquiries:
Eric Cerny
Manager, Investor Relations
(614) 283-6385
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements. The following factors, in addition to those included in the disclosure under the heading “FORWARD-LOOKING STATEMENTS AND RISK FACTORS” in “ITEM 1A. RISK FACTORS” of A&F’s Annual Report on Form 10-K for the fiscal year ended February 2, 2008, in some cases have affected and in the future could affect the Company’s financial performance and could cause actual results for the 2008 fiscal year and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in consumer spending patterns and consumer preferences; the effects of political and economic events and conditions domestically and in foreign jurisdictions in which the Company operates, including, but not limited to, acts of terrorism or war; the impact of competition and pricing; changes in weather patterns; postal rate increases and changes; paper and printing costs; market price of key raw materials; ability to source product from its global supplier base; political stability; currency and exchange risks and changes in existing or potential duties, tariffs or quotas; availability of suitable store locations at appropriate terms; ability to develop new merchandise; ability to hire, train and retain associates; and the outcome of pending litigation. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance that the forward-looking statements included in this Press Release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other person, that the objectives of the Company will be achieved. The forward-looking statements herein are based on information presently available to the management of the Company. Except as may be required by applicable law, the Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.